FOR IMMEDIATE RELEASE

THE CHILDREN’S PLACE RETAIL STORES, INC. REPORTS DECEMBER SALES

Secaucus, New Jersey – January 8, 2009 – The Children’s Place Retail Stores, Inc. (Nasdaq: PLCE) today announced net sales of $204.6 million for the five-week period ended January 3, 2009, a 2% increase compared to net sales of $199.9 million for the five-week period ended January 5, 2008.  Consolidated comparable store sales were flat this December compared to a 6% increase in December 2007. Comparable store sales in the U.S. increased 2% during December 2008 on top of a 4% increase in December 2007; and comparable store sales in Canada increased 6% in local currency during December 2008 on top of a 2% increase in December 2007. During December 2008, the Company opened one store and closed one.

	December		Fiscal Year-to-Date
Net Sales: - In Millions - Change vs. Year Ago	2008	2007	2008	2007
	$204.6 +2%	$199.9 +1%	$1,550.1 +8%	$1,438.0 +9%
Comparable Store Sales: - Change vs. Year Ago	0%	+6%	+3%	+2%

In conjunction with today’s December sales release, you are invited to listen to the Company’s pre-recorded monthly sales call, which will be available beginning at 7:30 a.m. Eastern Time today through Thursday, January 15, 2009.  To access the call, please dial 1-800-283-4641 or you may listen through the Investor Relations section of the Company’s website, www.childrensplace.com.

The Children’s Place Retail Stores, Inc. is a leading specialty retailer of children’s merchandise.  The Company designs, contracts to manufacture and sells high-quality, value-priced merchandise under the proprietary “The Children’s Place” brand name.  As of January 3, 2009, the Company owned and operated 921 The Children’s Place stores and an online store at www.childrensplace.com.

This press release (and above referenced call) may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Company's current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially.  Some of these risks and uncertainties are described in the Company's filings with the Securities and Exchange Commission, including in the “Risk Factors” section of its report on Form 10-K. The following risks and uncertainties could cause actual results, events and performance to differ materially: the risk that the Company will be unsuccessful in gauging fashion trends and changing consumer preferences, the risk resulting from the highly competitive nature of the Company’s business and its dependence on consumer spending patterns, which may be affected by the downturn in the economy, and  risks and uncertainties relating to other elements of the Company’s strategic review.  Readers (or listeners on the call) are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they were made. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

CONTACT:	The Children’s Place Retail Stores, Inc. Jane Singer, Vice President, Investor Relations, (201) 453-6955

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